Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the use of our reports dated March 15, 2005, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and dated April 1, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report dated April 1, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Company acquired KLS Professional Advisors Group, LLC (“KLS”) on December 31, 2004, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, KLS’s internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

October 6, 2005